Exhibit 99.1

Nabors Announces Sale of Quail Tools to Superior Energy Services for $600 Million

Transaction Reduces Nabors Net Debt by More Than 25%

HAMILTON, Bermuda, August 20, 2025 /PRNewswire/ - Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today announced it has entered into a definitive agreement to sell Nabors’ Quail Tools, LLC (“Quail”) subsidiary to Superior Energy Services, Inc. (“Superior”). Net consideration for the sale totals $600 million plus adjustments for net working capital. Consideration is comprised of cash of $375 million and a seller note of $250 million. The Company expects to incur cash taxes on the sale of approximately $5 million, after using net operating loss carryforwards. The transaction will close today.

Quail is a leading provider of high-performance downhole tubulars to the U.S. oil and gas drilling market. Superior also provides rental tubulars, to both the U.S. and international markets. The transaction includes a Preferred Supplier Agreement under which Superior will be the preferred supplier of rental drill pipe and related products to Nabors.

Since the close of the Parker transaction, the performance of Quail has exceeded Nabors’ expectations even in challenging market conditions. Nabors currently estimates that Quail will generate adjusted EBITDA of approximately $150 million in 2025, excluding any synergies that Superior may realize.

Anthony Petrello, Chairman, President & CEO of Nabors, commented, “In Superior, we believe Dave Lesar and his talented team will enable Quail to achieve even greater success. The combined company will be the premier provider in both the U.S. land and offshore tubular rental space, and there are substantial additional synergy opportunities.

“This deal is your textbook win-win for both parties.

“We are retaining the balance of the portfolio that we acquired from Parker Wellbore, which includes tubular running services in the U.S. and Middle East, drilling rigs, and rig operations and management contracts (“O&M”). This portfolio is already making a solid contribution to our results, and we expect further improvement as we realize targeted cost synergies.”

Financial Rationale

•	Original Parker Transaction

At the close of the Parker acquisition in March, Nabors estimated that for the full-year 2025, the Parker business would earn adjusted EBITDA of $150 million and incur capital expenditures of $80 million. The Company also expected to realize post-acquisition synergies of $40 million, resulting in free cash flow to Nabors of $80 million in 2025. To fund the acquisition, Nabors issued 4.8 million common shares at $37.50 per share and assumed approximately $93 million in net debt, as defined in the merger agreement. Total consideration of approximately $273 million was equivalent to 1.6 times expected 2025 adjusted EBITDA, including acquisition costs of $39 million and targeted synergies.

•	Acceleration of free cash flow

Upon full realization of the net proceeds from this transaction, Nabors will be accelerating more than five years of anticipated free cash flow from the combined Parker businesses.

•	Strengthens Nabors Balance Sheet

Upon full realization of the sale proceeds, Nabors expects net debt to decline by $625 million. As of June 30, 2025, Nabors reported long-term debt of $2.7 billion, and net debt of $2.3 billion. This transaction is expected to facilitate a reduction in net debt of more than 25%, and deliver annual interest savings in excess of $50 million, enhancing Nabors’ financial flexibility.

•	Additional Upside from Profitable and Growing Retained Businesses

Following the divestiture, Nabors will retain the drilling rig, O&M, and tubular running services operations acquired from Parker. Shortly following the close of the Parker acquisition, in the second quarter, Nabors completed the sale of idle Parker rig assets generating cash proceeds of approximately $35 million. Nabors expects the retained businesses to generate full-year 2025 adjusted EBITDA at a run rate of at least $55 million including realized 2025 post-closing synergies.

Net Positive Impact from Parker Acquisition and the Quail Disposition

The combined net effect of the Parker and Quail transactions to Nabors’ legacy (pre- Parker) business is summarized as follows:

•	Attributing proceeds of $625 million to the 4.8 million Nabors common shares issued, would result in a share issuance value of approximately $130 per share.

•	Additionally, the retained businesses are expected to contribute more than $55 million annual run-rate adjusted EBITDA. The implied net cost of acquiring this retained business is the assumed $93 million net debt, plus transaction costs of $39 million, less the $35 million in realized proceeds from asset sales, which totals $97 million and represents 1.8 times adjusted EBITDA. The retained business yields, at Nabors current valuation multiple (3.7 times 2025 consensus estimated EBITDA), additional implied equity value of $107 million, which translates into an additional $22 per issued share.

Mr. Petrello noted, “We would like to recognize the talented and dedicated Quail Tools team. They have built the leading franchise in the space. Their outstanding record of performance and strong customer base position them well for the future. These attributes made our decision to sell Quail a difficult one. However, the metrics of this transaction are clear. This divestiture creates significant value for our shareholders.”

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

Advisors

Nabors engaged Haynes Boone as legal counsel in connection with the transaction.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA means income (loss) from continuing operations before income taxes, interest expense, investment income (loss), gain on bargain purchase, other, net, depreciation and amortization expenses and certain cash expenses. Free cash flow represents net cash provided by operating activities less cash used for captial expenditures, net of proceeds from sales of assets. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments.

Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, free cash flow and net debt because it believes that these financial measures accurately reflect the Company’s ongoing profitability, performance and liquidity. Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. We do not provide a forward-looking reconciliation of our outlook for adjusted EBITDA, free cash flow or net debt as the amount and significance of items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts. These special items could be meaningful.

Investor Contacts:  William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara K. Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
RECONCILIATION OF NET DEBT TO TOTAL DEBT
(Unaudited)

(In thousands)	June 30, 2025	March 31, 2025	December 31, 2024
Long-term debt	$2,672,820	$2,685,169	$2,505,217
Less: Cash and short-term investments	387,355	404,109	397,299
Net Debt	$2,285,465	$2,281,060	$2,107,918